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                 [Letterhead of BLANK ROME COMISKY & McCAULEY]



                                  May 12, 1997



Commonwealth Income & Growth Fund III
1160 West Swedesford Road
Berwyn, PA  19312

Gentlemen:

      We have acted as counsel to Commonwealth Income & Growth Fund III, a Pennsylvania limited partnership (the "Partnership"), in connection with the proposed offering of up to 750,000 Units of limited partnership interest in the Partnership (the "Units") and with respect to the preparation of the Partnership's Registration Statement on Form S-1 (the "Registration Statement") as filed with the Securities and Exchange Commission on or about May 12, 1997, and the related prospectus (the "Prospectus"). As counsel, we have been asked to express our opinion concerning certain federal income tax matters relating to the Partnership.

      In connection with the opinions rendered below, we have examined: (a) the Articles of Incorporation and By-Laws of Commonwealth Income & Growth Fund, Inc., the General Partner of the Partnership (the "General Partner"); (b) the Partnership's Certificate of Limited Partnership; (c) the Registration Statement and the Prospectus, including the Restated Limited Partnership Agreement for the Partnership in the form set forth as Appendix "I" to the Prospectus (the "Partnership Agreement"); and (d) certain other documents that we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined herein, all capitalized terms shall have the same meaning as in the Prospectus.

      In rendering our opinions, we have assumed that: (a) each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy,
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BLANK ROME COMISKY & McCAULEY

Commonwealth Income & Growth Fund III
Commonwealth Capital Securities Corp.
May 12, 1997
Page 2


and has not been amended subsequent to our review; (b) each of the parties to the Partnership has or will duly execute, and will comply with the terms and conditions of, the Partnership Agreement; (c) no amendments will be made to the Partnership Agreement or other organizational documents of the Partnership or the General Partner that would affect the Partnership's status as a partnership for federal income tax purposes; and (d) no actions will be taken by the General Partner or the Partnership that would have the effect of altering the facts upon which the opinions set forth below are based.

      In addition, we have relied on, and have assumed the correctness of the following representations of the General Partner and its authorized representatives:

            1. The Partnership will be operated in accordance with the provisions of the Pennsylvania Revised Uniform Limited Partnership Act and with the Partnership Agreement.

            2. The Partnership Agreement will remain in substantially the same form as it is upon its first amendment and restatement, and will not be further amended in any material respect.

            3. The activities and operations of the Partnership will be conducted in the manner described in the Prospectus.

            4. The General Partner is not, and shall not act, as an agent of the Limited Partners in connection with the investments by the Limited Partners in, or operation of, the Partnership.

            5. The General Partner's net worth, determined on a fair market value basis and excluding the General Partner's interest in the Partnership itself, will equal or exceed $100,000 throughout the term of the Partnership.

            6. The General Partner will prohibit any transfer of Units which, in the General Partner's good faith judgment, will result in more than 2% of capital or profits in the Partnership being sold or otherwise disposed of in any one taxable year in a manner which would violate the 2% "safe harbor" set forth in Treasury Regulation Section 1.7704-1(j).

            7. The General Partner will file any tax or other informational returns (including, without limitation, Department of the Treasury/Internal Revenue Service Form 8832), if any, which may be required in order for the partnership to be treated as a partnership for federal income tax purposes.

      We express no opinions except as set forth below and our opinions are based solely upon the facts as set forth in the Registration Statement and Prospectus. Accordingly, we express no opinion as to tax matters that may arise if, for example, the facts are not as set forth in the Registration

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BLANK ROME COMISKY & McCAULEY

Commonwealth Income & Growth Fund III
Commonwealth Capital Securities Corp.
May 12, 1997
Page 3


Statement and Prospectus, if the Partnership Agreement is not executed and followed according to its terms or if the representations made by the General Partner are not correct. However, after reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth above.

      In addition to being based on certain representations by the General Partner set forth above, our opinions also are based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, and rulings, procedures, and other pronouncements published by the IRS. Such laws, regulations, rulings, case law and pronouncements are subject to change at any time, and such change may adversely affect the continuing validity of the opinions set forth below.

      Based on the foregoing and as amplified by the discussion in the Prospectus under the caption "Income Tax Considerations" (which discussion is herein incorporated by reference), we are of the opinion that:

            1. The Partnership will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation.

            2. The income, gain, losses, deductions and credits derived from the Partnership's leasing activities (and each Partner's share thereof) will be subject to the passive activity rules set forth in Section 469 of the Code and the Treasury Regulations issued thereunder. Our opinion does not apply to any Partnership income attributable to: (i) the investment of Partnership funds in liquid or temporary investments prior to the purchase of Equipment, (ii) the investment, in interest-bearing accounts or otherwise, of amounts held by the Partnership as working capital, security deposits, or in reserve, or (iii) Equipment with respect to which the Partnership is determined not to be the owner for federal income tax purposes.

            3. The allocations of Net Profits and Net Losses in the Partnership Agreement will be respected for federal income tax purposes.

            4. A Limited Partner will be considered "at-risk," for purposes of
Section 465 of the Code, in any taxable year with respect to Equipment placed in service in the same taxable year or prior years in an amount equal to (i) the Capital Contributions of such Limited Partner (provided that funds for such Capital Contributions are not from borrowed amounts other than amounts: (A) for which the Limited Partner is personally liable for repayment, or (B) for which property other than Units is pledged as security for such borrowed amounts, but only to the extent of the fair market value of such pledged property), less:
(ii) the sum determined on a cumulative basis of (A) the total net losses with respect to such Equipment which have been allowed as deductions to the Limited Partner under the at-risk rules and (B) cash distributions received by the Limited Partner, plus (iii) the Limited Partner's distributive share, determined on a cumulative basis,
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BLANK ROME COMISKY & McCAULEY

Commonwealth Income & Growth Fund III
Commonwealth Capital Securities Corp.
May 12, 1997
Page 4


of total net profits with respect to such Equipment of the Partnership.

      It should be noted, moreover, that the opinions expressed herein are subject to the application of certain recently promulgated Treasury Regulations (the "Anti-Abuse Rules"). These Regulations purportedly grant authority to the IRS to recharacterize certain transactions to the extent that it is determined that the utilization of a partnership is inconsistent with the intent of the federal partnership tax rules. Under these Anti-Abuse Rules, the IRS may, under certain circumstances, (i) recast transactions which attempt to use the partnership form of ownership, or (ii) otherwise treat the partnership as an aggregation of its partners rather than a distinct separate entity, as appropriate in order to carry out the purposes of the partnership tax rules. The Anti-Abuse Rules also provide that the authority to recharacterize transactions is limited to circumstances under which the tax characterization by the taxpayer is not, based on all facts and circumstances, clearly contemplated under the Code or the applicable Treasury Regulations.

      These Anti-Abuse Rules are intended to impact only a small number of transactions which improperly utilize partnership tax rules. Therefore, it is our opinion that the Partnership and/or the transactions contemplated in the Prospectus should not be affected by the promulgation or administration of these Anti-Abuse Rules. In light of the broad language incorporated in these Regulations and the absence of any significant experience or history as to the circumstances under which IRS will apply these Anti-Abuse Rules, however, no assurance can be given that IRS will not attempt to utilize the Anti-Abuse Rules to alter, in whole or part, the tax consequences described herein with regard to an investment in the Partnership.

      We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the use of our name in the Prospectus under the captions "Income Tax Risks," "Income Tax Considerations" and "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality, or foreign country. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees and may not be relied upon for any purpose by any other person without our express written consent.

                                    Very truly yours,

                                    /s/ BLANK, ROME, COMISKY & McCAULEY
                                       --------------------------------
                                     BLANK, ROME, COMISKY & McCAULEY